Exhibit 2.01
Resource Extraction Payment Report
Marathon Oil Corporation
For the Period January 1, 2023 to December 31, 2023
Government-Level Disclosure
Currency: United States Dollar

(In Millions)
Country	Department / Agency	Taxes (a)	Royalties	Fees	Production entitlements (b)	Bonuses (c)	Dividends	Payments for infrastructure improvements	CSR payments required by law or contract (d)	Total
United States	Office of Natural Resources Revenue	—	79.6	0.2	—	—	—	—	—	79.8
	US Treasury	0.8	—	—	—	—	—	—	—	0.8
Total United States		0.8	79.6	0.2	—	—	—	—	—	80.6

Equatorial Guinea (e)	EG Ministry of Mines & Hydrocarbons	—	—	—	—	—	—	—	1.1	1.1
	GEPetrol (f)	—	—	—	47.9	—	—	—	—	47.9
	EG Federal Government	—	—	—	—	—	—	—	3.6	3.6
	Tesoreria y Patrimonio del Estado	92.4	3.9	—	—	0.3	—	—	—	96.6
Total Equatorial Guinea		92.4	3.9	—	47.9	0.3	—	—	4.7	149.2

Total		93.2	83.5	0.2	47.9	0.3	—	—	4.7	229.8
(a)Taxes paid in Equatorial Guinea (EG) consist of corporate income taxes on our investments in the country. A portion of our EG tax payments are made in Central African CFA Francs (XAF) and converted into USD at the exchange rate existing at the time the payment is made.
(b)Production entitlements attributable to the EG Government are reported as in-kind payments of salable hydrocarbons where we are the operator. Under certain of our contracts, production is shared between the parties, including State entities. Each party may decide to take custody and sell their entitled production on their own account. Production entitlement volumes are reported when the EG Government takes possession of their share from our operated areas. The value of these payments is calculated on a monthly basis, at fair market value, multiplied by the volumes conveyed to the EG Government during the month.
(c)Bonus payments are made to the EG Government when certain contract milestones are achieved. These payments were made in XAF and converted into USD at the exchange rate existing at the time the payment is made.
(d)Community and social responsibility (“CSR”) payments are made in-kind and reported at actual cost. The CSR payments primarily consist of spending on projects directed towards improving public health and quality of life in EG. The largest such project is an award-winning, public-private partnership focused on malaria prevention and treatment.
(e)As disclosed in our 2023 Annual Report on Form 10-K, we have investments in EG in three equity method investees: EG LNG, Alba Plant LLC and AMPCO. In accordance with Rule 13q-1 under the Securities Exchange Act, payments made to the government of Equatorial Guinea (EG) by these equity method investments are not included in this report.
(f)GEPetrol, or Compañía Nacional de Petróleos de Guinea Ecuatorial, is the national oil company of Equatorial Guinea.

Marathon Oil Corporation
For the Period January 1, 2023 to December 31, 2023
Project-Level Disclosure
Currency: United States Dollar

Oil and Natural Gas Extracted Using a Well
(In Millions)
Country	Segment (a)	Major subnational political jurisdiction (State or Province)	Project Name	Taxes (b)	Royalties	Fees	Production entitlements (c)	Bonuses (d)	Dividends	Payments for infrastructure improvements	CSR payments required by law or contract (e)	Total
United States	U.S.	North Dakota	North Dakota - Onshore	—	19.7	0.2	—	—	—	—	—	19.9
		New Mexico	New Mexico - Onshore	—	59.9	—	—	—	—	—	—	59.9
		United States	Entity Level (f)	0.8	—	—	—	—	—	—	—	0.8
Total United States				0.8	79.6	0.2	—	—	—	—	—	80.6

Equatorial Guinea (g)	Int’l	Bioko Norte	Gulf of Guinea - Offshore	92.4	3.9	—	47.9	0.3	—	—	4.7	149.2
Total Equatorial Guinea				92.4	3.9	—	47.9	0.3	—	—	4.7	149.2

Total				93.2	83.5	0.2	47.9	0.3	—	—	4.7	229.8
(a)Segment reported herein is consistent with the reportable segments used for financial reporting purposes in our 2023 Annual Report on Form 10-K.
(b)Taxes paid in Equatorial Guinea (EG) consist of corporate income taxes on our investments in the country. A portion of our EG tax payments are made in Central African CFA Francs (XAF) and converted into USD at the exchange rate existing at the time the payment is made.
(c)Production entitlements attributable to the EG Government are reported as in-kind payments of salable hydrocarbons where we are the operator. Under certain of our contracts, production is shared between the parties, including State entities. Each party may decide to take custody and sell their entitled production on their own account. Production entitlement volumes are reported when the EG Government takes possession of their share from our operated areas. The value of these payments is calculated on a monthly basis, at fair market value, multiplied by the volumes conveyed to the EG Government during the month.
(d)Bonus payments are made to the EG Government when certain contract milestones are achieved. These payments were made in XAF and converted into USD at the exchange rate existing at the time the payment is made.
(e)Community and social responsibility (“CSR”) payments are made in-kind and reported at actual cost. The CSR payments primarily consist of spending on projects directed towards improving public health and quality of life in EG. The largest such project is an award-winning, public-private partnership focused on malaria prevention and treatment.
(f)Payments made to the US Federal Government to satisfy corporate income tax requirements are levied at the entity level and not assigned to a particular project.
(g)As disclosed in our 2023 Annual Report on Form 10-K, we have investments in EG in three equity method investees: EG LNG, Alba Plant LLC and AMPCO. In accordance with Rule 13q-1 under the Securities Exchange Act, payments made to the government of Equatorial Guinea (EG) by these equity method investments are not included in this report.